SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2004

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

Registrant released its fourth-quarter 2003 earnings on January 27, 2004. The earnings release is attached as Exhibit A to this report.

The information contained in this report and Exhibit A to this report shall not be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ GARY R. KABURECK
By: Gary R. Kabureck Vice President and Chief Accounting Officer

Date: January 27, 2004

EXHIBIT A

For additional Information contact:

Cynthia B. Johnston	Darlene Caldarelli
Director, Investor Relations	Manager, Investor Relations
(203) 968-3489	(203) 968-3807
Cindy.Johnston@usa.xerox.com	Darlene.Caldarelli@usa.xerox.com
Fax (203) 968-3944	Fax (203) 968-3944

XEROX FOURTH-QUARTER EARNINGS EXCEED EXPECTATIONS

THROUGH STRONG SALES OF NEW TECHNOLOGY

•	Earnings per share of 22 cents
•	11 percent equipment sale growth
•	1 percent revenue growth; total revenue of $4.3 billion
•	Operating cash flow of $1 billion; year-end cash balance of $2.5 billion

STAMFORD, Conn., Jan. 27, 2004 – Xerox Corporation (NYSE: XRX) announced today better-than-expected fourth-quarter earnings that reflect strong sales of the company’s industry-leading color systems and office digital products as well as continued operational excellence through disciplined cost management.

The company reported fourth-quarter 2003 earnings per share of 22 cents including a 3-cent positive effect from a reduced litigation reserve.

“Xerox is operating on full throttle with winning results,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “Our 2003 performance – capped by a successful fourth quarter – is proof positive that the Xerox value proposition is clicking with customers and that our strengthened operations are delivering sustainable benefits.”

Technology Investments Fuel Equipment Sales

Equipment sales grew 11 percent in the fourth quarter including a currency benefit of 7 percentage points. About 60 percent of all equipment sales in the quarter were generated from products launched in the past two years, reflecting a strong return on investment. Total revenue for the fourth quarter was $4.3 billion, an increase of 1 percent from the fourth quarter of 2002 including a currency benefit of 6 percentage points. Revenue growth was adversely affected by declining post-sale revenue from the company’s older light lens technology and its exit in 2001 from the small office/home office business.

Total fourth-quarter revenue from the company’s targeted growth areas – office digital, production digital and value-added services – grew 10 percent year over year and now represent about 73 percent of the company’s revenue. Xerox also noted

significant progress in its developing markets operations, which delivered total revenue growth of 1 percent in the quarter and 21-percent equipment sales growth.

Revenue from color products grew 20 percent in the fourth quarter and is a key driver of Xerox’s growth strategy as the increasing volume of pages printed on Xerox’s color systems flows through to post-sale revenue.

“Major fourth quarter wins with customers like Office Depot, Microsoft, United Technologies, Bechtel and Owens Corning represent just a sample of large enterprises who depend on Xerox’s integrated technology and services for more efficient workflow and lower cost, higher quality document management,” added Mulcahy.

Driving the New Business of Printing

Through the company’s production business, Xerox continues to lead “the new business of printing” by helping commercial printers and document-intensive industries make the transition from offset to the more dynamic world of digital.

Production color installs grew 19 percent in the quarter reflecting strong sales of the Xerox DocuColor 6060 and DocuColor iGen3 digital color presses as well as initial placements of the DocuColor 5252, which launched in October. In its first full year of availability, the iGen3 has won widespread customer acceptance and is now sold in 34 markets worldwide. Progressive Impressions International, a global developer of technology-based marketing solutions including one-to-one print applications enabled by Xerox innovation, ordered 6 iGen3 systems last month – the largest iGen3 contract to date.

Installs of production monochrome products increased 22 percent primarily driven by accelerated demand for the Xerox 2101 digital light production system, which partially offset install declines in production publishing.

Digitizing the Office

Xerox has nearly doubled its portfolio of digital office systems in the last year and now has the industry’s broadest line of award-winning products for offices small to large. Installs of Xerox office monochrome systems were up 22 percent in the fourth quarter as demand increased for the company’s competitively priced digital copiers and multifunction devices. Office color multifunction installs grew 25 percent and office color printing was up 30 percent due to the success of Xerox’s DocuColor 3535, WorkCentre 24, WorkCentre Pro 32 and WorkCentre Pro 40 color systems as well as the Phaser 7300 and Phaser 8200 color printers.

Market-making Innovation

Building on its 2003 success, Xerox said that it’s making a significant announcement later this week that further broadens its portfolio of systems and services for both production and office environments.

“The new offerings will create noise in the marketplace, capture our customers’ attention and put our competitors back on their heels,” said Mulcahy.

Operational Excellence

The company’s lean and flexible business model continued to deliver positive operational results including fourth-quarter gross margins of 42.5 percent. Selling, administrative and general costs decreased $23 million or 2 percent from fourth quarter 2002, including an adverse currency impact of 4 percentage points.

Efficient working capital management contributed to significant fourth-quarter operating cash flow of about $1 billion and a year-end cash position of $2.5 billion.

Commenting on the first quarter, Mulcahy said, “We expect consistent positive performance with services-led technology wins that will continue to drive equipment sales growth. From commercial print shops that use Xerox systems to grow their businesses to offices of any size that rely on us for productivity solutions, the Xerox equation of innovative technology plus document management expertise will continue to deliver strong results for our stakeholders.”

Full-Year 2003 Results

For full-year 2003, Xerox reported:

•	Net income of $360 million or 36 cents per share, including a previously announced 17-cent litigation charge and a 5-cent charge for the remaining unamortized fees associated with the company’s terminated 2002 credit facility.
•	Equipment sale revenue of $4.3 billion, an increase of 7 percent from $4 billion in 2002, including a 6 percentage point currency benefit.
•	Total revenue of $15.7 billion, a decline of 1 percent from $15.8 billion in 2002, including a 5 percentage point currency benefit.
•	Debt reduction of $3 billion.
•	Operating cash flow of $1.9 billion.
•	Year-end cash balance of $2.5 billion.

-XXX-

For additional information about The Document Company Xerox, please visit our Worldwide Web site at www.xerox.com/investor.

This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s Form 10-Q for the quarter ended September 30, 2003, as filed with the SEC.

XEROX®, The Document Company® and the digital X® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share data)	2003	2002 [1]	% Change	2003	2002 [1]	% Change
Revenues
Sales	$2,082	$1,914	9%	$6,970	$6,752	3%
Service, outsourcing and rentals	1,962	2,093	(6%)	7,734	8,097	(4%)
Finance income	248	239	4%	997	1,000	(0%)

Total Revenues	4,292	4,246	1%	15,701	15,849	(1%)
Costs and Expenses
Cost of sales	1,316	1,176	12%	4,436	4,233	5%
Cost of service, outsourcing and rentals	1,066	1,104	(3%)	4,311	4,494	(4%)
Equipment financing interest	88	101	(13%)	362	401	(10%)
Research and development expenses	200	218	(8%)	868	917	(5%)
Selling, administrative and general expenses	1,112	1,135	(2%)	4,249	4,437	(4%)
Restructuring and asset impairment charges	120	408	(71%)	176	670	(74%)
Provision for litigation	(61)	—	*	239	—	*
Gain on affiliate’s sale of stock	—	—	*	(13)	—	*
Other expenses, net	116	163	(29%)	631	590	7%

Total Costs and Expenses	3,957	4,305	(8%)	15,259	15,742	(3%)

Income (loss) before Income Taxes, Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle **	335	(59)	*	442	107	*
Income taxes (benefits)	123	(72)	*	134	4	*

Income before Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	212	13	*	308	103	*
Equity in net income of unconsolidated affiliates	15	11	36%	58	54	7%
Minorities’ interests in earnings of subsidiaries	(5)	(5)	0%	(6)	(3)	(100%)

Income before Cumulative Effect of Change in Accounting Principle	222	19	*	360	154	*
Cumulative effect of change in accounting principle	—	—	*	—	(63)	*

Net Income	$222	$19	*	$360	$91	*
Less: Preferred stock dividends, net	(25)	(10)	*	(71)	(73)	3%

Income Available to Common Shareholders	$197	$9	*	$289	$18	*

Basic Earnings per share:
Income before cumulative effect of change in accounting principle	$0.25	$0.01	*	$0.38	$0.11	*
Cumulative effect of change in accounting principle	—	—	*	—	(0.09)	*

Net Income Per Share	$0.25	$0.01	*	$0.38	$0.02	*

Diluted Earnings per share:
Income before cumulative effect of change in accounting principle	$0.22	$0.01	*	$0.36	$0.10	*
Cumulative effect of change in accounting principle	—	—	*	—	(0.08)	*

Net Income Per Share	$0.22	$0.01	*	$0.36	$0.02	*

Note:   Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful

**	Referred to as “pre-tax income (loss)” throughout the remainder of this document

[1]	Amounts include reclassifications for the effect of adoption of FIN 46R as described herein.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2003	December 31, 2002[1]
(in millions)
Assets
Cash and cash equivalents	$2,477	$2,887
Accounts receivable, net	2,159	2,072
Billed portion of finance receivables, net	461	564
Finance receivables, net	2,981	3,088
Inventories	1,152	1,231
Other current assets	1,105	1,187

Total Current Assets	10,335	11,029
Finance receivables due after one year, net	5,371	5,353
Equipment on operating leases, net	364	450
Land, buildings and equipment, net	1,827	1,757
Investments in affiliates, at equity	644	695
Intangible assets, net	325	360
Goodwill	1,722	1,564
Deferred tax assets, long-term	1,526	1,592
Other long-term assets	2,477	2,750

Total Assets	$24,591	$25,550

Liabilities and Equity
Short-term debt and current portion of long-term debt	$4,236	$4,377
Accounts payable	898	839
Accrued compensation and benefits costs	532	481
Unearned income	251	257
Other current liabilities	1,652	1,833

Total Current Liabilities	7,569	7,787
Long-term debt	6,930	9,794
Pension liabilities	1,058	1,307
Post-retirement medical benefits	1,268	1,251
Liability to subsidiary trusts issuing preferred securities	1,809	1,793
Other long-term liabilities	1,176	1,144

Total Liabilities	19,810	23,076
Minorities’ interests in equity of subsidiaries	102	73
Preferred stock	499	550
Deferred ESOP benefits	—	(42)
Mandatory convertible preferred stock	889	—
Common stock, including additional paid in capital	3,239	2,739
Retained earnings	1,315	1,025
Accumulated other comprehensive loss	(1,263)	(1,871)

Total Liabilities and Equity	$24,591	$25,550

Shares of common stock issued and outstanding were (in thousands) 793,884 and 738,273 at December 31, 2003 and December 31, 2002 respectively.

1 Amounts include reclassification for the effect of adoption of FIN 46R as described herein.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

(in millions)	2003	2002	2003	2002
Cash Flows from Operating Activities
Net Income	$222	$19	$360	$91
Adjustments required to reconcile net income to cash flows from operating activities:
Provision for litigation	(61)	—	239	—
Depreciation and amortization	182	263	748	1,035
Impairment of goodwill	—	—	—	63
Provisions for receivables and inventory	49	93	302	468
Restructuring and asset impairment charges	120	408	176	670
(Gain) loss on early extinguishment of debt	—	(1)	73	(1)
Net (gain) loss on sales of businesses, assets and affiliate’s sale of stock	(1)	19	(1)	(1)
(Undistributed) distributed equity in net income of unconsolidated affiliates	(4)	1	(37)	(23)
Cash payments for restructurings	(46)	(116)	(345)	(392)
Contributions to pension benefit plans	(16)	(9)	(672)	(138)
Decrease (increase) in inventories	127	(48)	62	16
Increase in on-lease equipment	(59)	(29)	(166)	(127)
(Increase) decrease in finance receivables	(49)	98	496	754
(Increase) decrease in accounts receivable and billed portion of finance receivables	(10)	(255)	164	(266)
Increase in accounts payable and accrued compensation	221	196	414	330
Net change in income tax assets and liabilities	90	(127)	(38)	(438)
Increase (decrease) in other current and long-term liabilities	1	(43)	(78)	(109)
Early termination of derivative contracts	136	56	136	56
Other, net	69	74	46	(8)

Net cash provided by operating activities	971	599	1,879	1,980

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(71)	(37)	(197)	(146)
Proceeds from sales of land, buildings and equipment	5	1	10	19
Cost of additions to internal use software	(19)	(20)	(53)	(50)
Proceeds from divestitures, net	6	—	35	340
Acquisitions, net of cash acquired	—	(4)	—	(4)
Net change in escrow and other restricted investments	193	74	254	(63)
Other, net	—	(3)	—	(3)

Net cash provided by investing activities	114	11	49	93

Cash Flows from Financing Activities
Cash proceeds from new secured financings	841	1,031	2,450	3,055
Debt payments on secured financings	(604)	(413)	(2,181)	(1,662)
Other cash changes in debt, net	(1,194)	(606)	(4,044)	(4,619)
Net proceeds from issuance of mandatory convertible preferred stock	—	—	889	—
Net proceeds from sales of common stock	9	—	477	4
Dividends on preferred stock	(25)	(67)	(57)	(67)
Dividends to minority shareholders	(1)	(1)	(4)	(3)

Net cash used in financing activities	(974)	(56)	(2,470)	(3,292)

Effect of exchange rate changes on cash and cash equivalents	96	52	132	116

Increase (decrease) in cash and cash equivalents	207	606	(410)	(1,103)
Cash and cash equivalents at beginning of period	2,270	2,281	2,887	3,990

Cash and cash equivalents at end of period	$2,477	$2,887	$2,477	$2,887

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended December 31,
(in millions, except margins)	2003	2002	Change
Revenues
Production*	$1,309	$1,264	4%
Office*	2,093	1,993	5%
Developing Markets Operations (DMO)	441	435	1%
Other	449	554	(19%)

Total Revenues	$4,292	$4,246	1%

Memo: Color**	$970	$809	20%
Operating Profit
Production*	$166	$184	$(18)
Office*	242	208	34
DMO	51	47	4
Other	(50)	(79)	29

Total Operating Profit	$409	$360	$49

Operating Margin
Production*	12.7%	14.6%	(1.9	)pts
Office*	11.6%	10.4%	1.2	pts
DMO	11.6%	10.8%	0.8	pts
Other	(11.1%)	(14.3%)	3.2	pts

Total Operating Margin	9.5%	8.5%	1.0	pts

Reconciliation to pre-tax income
Segment Operating Profit	$409	$360
Reconciling item:
Restructuring and asset impairment charges	(120)	(408)
Provision for litigation	61	—
Allocated item:
Equity in net income of unconsolidated affiliates	(15)	(11)

Pre-tax income	$335	$(59)

*	In 2003 we reclassified our mid-range color products (11-40 ppm) from the Production segment to the Office segment. As a result, annual 2002 revenue of $1,093 million was reclassified from the Production to the Office segment. The quarterly impact is as follows: Q1 02 - $237 million, Q2 02 - $259 million, Q3 02 - $259 million, Q4 02 - $338 million. Operating profit was reclassified for this change as well as for certain changes in corporate and other expense allocations. The fourth quarter 2002 impact is to increase (decrease) segment operating profit as follows: Production - ($69) million; Office - $57 million; DMO - $8 million; Other - $4 million. The full year impact is to increase (decrease) 2002 segment operating profit as follows: Production - ($175) million; Office - $123 million; DMO - $29 million; Other - $23 million.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe
DMO:	Operations in Latin America, the Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Xerox Engineering Systems (XES), Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

**	Color revenues represent a subset of total revenues.

Financial Review

Summary

	Three Months Ended Dec. 31,
(in millions)	2003	2002	Change
Equipment sales	$1,381	$1,247	11%
Post sale and other revenue	2,663	2,760	(4%)
Finance income	248	239	4%

Total Revenues	$4,292	$4,246	1%
Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,082	$1,914
Less: Supplies, paper and other sales	(701)	(667)

Equipment Sales	$1,381	$1,247
Service, outsourcing and rentals	$1,962	$2,093
Add: Supplies, paper and other sales	701	667

Post sale and other revenue	$2,663	$2,760

Total fourth quarter 2003 revenues of $4.3 billion grew one percent from $4.2 billion in the 2002 fourth quarter including a 6-percentage point benefit from currency. Equipment sales grew 11 percent in the fourth quarter 2003, including a 7-percentage point benefit from currency. The remainder of the equipment sales growth was driven by the success of our numerous recent digital office and production product launches as well as growth in DMO. Post sale and other revenue declined 4 percent primarily due to declines in older technology light lens, DMO and the Small Office / Home Office (SOHO) business, which we previously exited, as well as the absence of 2002 fourth quarter revenue of $50 million related to a third party licensing agreement. These declines were partially offset by growth in our digital revenues and a 5-percentage point benefit from currency. Post sale and other revenue declines reflect the reduction in our equipment at customer locations and related page volume declines. Finance income grew 4 percent, including a 6-percentage point benefit from currency.

The fourth quarter 2003 net income of $222 million or $0.22 cents per diluted share included an after-tax restructuring charge of $76 million ($120 million pre-tax) and a $37 million ($61 million pre-tax) litigation provision reduction following court approval to settle the pension-related Berger v. Retirement Income Guarantee Plan (RIGP) litigation. The fourth quarter 2002 net income of $19 million or $0.01 cent per diluted share included after-tax restructuring charges of $280 million ($408 million pre-tax) and additional tax benefits of $90 million arising from the favorable resolution of a foreign tax audit and a foreign tax law change.

The calculations of basic and diluted earnings per share are enclosed as appendix I.

Operations Review

Revenues for the three months ended December 31, 2003 and 2002 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2003
Equipment sales	$446	$755	$137	$43	$1,381
Post sale and other revenue	769	1,191	302	401	2,663
Finance income	94	147	2	5	248

Total Revenue	$1,309	$2,093	$441	$449	$4,292

2002
Equipment sales	$376	$685	$113	$73	$1,247
Post sale and other revenue	794	1,165	319	482	2,760
Finance income	94	143	3	(1)	239

Total Revenue	$1,264	$1,993	$435	$554	$4,246

Equipment sales of $1,381 million in the fourth quarter 2003 increased 11 percent from $1,247 million in the fourth quarter 2002 including a 7-percentage point benefit from currency and reflecting significant growth in production color, light production and office color printing as well as developing markets operations. Continued equipment sales growth reflects the success of numerous new products launched during the last 2 years. Color equipment sales continue to grow rapidly and now represent over 25 percent of total equipment sales. In the fourth quarter 2003, approximately 60 percent of equipment sales were generated from products launched in the previous two years.

Production: 2003 fourth quarter equipment sales grew 19 percent from the fourth quarter 2002 as significant installation growth and favorable currency more than offset price declines of approximately 5 percent. Very strong color equipment sales growth reflected strong installation increases, including an increased proportion of DocuColor 6060 and DocuColor iGen3 sales, which were partially offset by price declines. Production monochrome equipment sales grew modestly as very strong light-production installs, driven by the success of the recently introduced Xerox 2101, more than offset modest production publishing declines.

Office: 2003 fourth quarter equipment sales increased 10 percent from the fourth quarter 2002 as very strong installation growth was partially offset by moderating price declines of approximately 5 to 10 percent and unfavorable mix. Equipment installation growth of approximately 20 percent reflects growth in all monochrome digital and color businesses, particularly office color printing and our line of monochrome multifunction/copier systems, which include the CopyCentre, WorkCentre and WorkCentre Pro, all of which were available for the first full quarter. These products are intended to expand our market reach and include new entry-level configurations at more competitive prices.

DMO: Equipment sales in the fourth quarter 2003 grew 21 percent, or $24 million, from the 2002 fourth quarter reflecting volume growth and improved mix, partially offset by price declines.

Post sale and other revenues of $2,663 million declined 4 percent from $2,760 million in the fourth quarter 2002, including a 5-percentage point benefit from currency. These declines reflect the absence of the prior year $50 million third party licensing revenue and lower equipment populations, as post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. Fourth quarter 2003 supplies, paper and other sales of $701 million (included within post sale and other revenue) grew by 5 percent from 2002, due primarily to favorable currency. Service, outsourcing and rental revenue of $1,962 million declined 6 percent from the 2002 fourth quarter including a 2 percentage-point decline due to the absence of the prior year $50 million licensing revenue. The remainder of the decline largely reflects lower equipment populations and related page volumes, the impact of which was only partially offset by favorable currency.

Production: 2003 fourth quarter post sale and other revenue declined 3 percent as the impact of monochrome page volume declines, primarily in older technology light lens products, more than offset the impact of favorable currency.

Office: 2003 fourth quarter post sale and other revenue grew 2 percent as strong digital page growth and favorable currency more than offset declines in older technology light lens products.

DMO: 2003 fourth quarter post sale and other revenue declined 5 percent due largely to declines in rental revenue, which were only partially offset by higher supplies and service revenue. Although declining, this represents a significant sequential improvement due to the stabilization of equipment populations in DMO, as evidenced by increasing equipment sales in recent quarters.

Other: 2003 fourth quarter post sale and other revenue declined 17 percent from the 2002 fourth quarter as declines in SOHO and XES as well as the absence of the prior year $50 million licensing revenue more than offset the impact of favorable currency.

Key Ratios and Expenses

	Q4 2003	Q4 2002
Gross Margin
Sales	36.8%	38.6%
Service, outsourcing and rentals	45.7	47.3
Financing	64.5	57.7
Total	42.5	43.9
R&D % revenue	4.7	5.1
SAG % revenue	25.9	26.7

Fourth quarter 2003 total gross margin of 42.5 percent decreased 1.4 percentage points from 43.9 percent in the fourth quarter 2002. The absence of the 2002 fourth quarter $50 million licensing revenue represents 0.7 percentage points of the decline. In addition, beginning in the third quarter 2003, we completed the R&D phase of the DocuColor iGen3 development and therefore are including ongoing engineering costs, associated with its initial commercial production, in cost of sales. These costs represented 0.3 percentage points of the fourth quarter 2003 total gross margin decline.

In the fourth quarter 2003 improved manufacturing and service productivity largely offset lower prices, unfavorable mix and higher pension and other employee benefit expenses. Fourth quarter 2003 sales gross margin declined 1.8 percentage points from the fourth quarter 2002. About half of the decline is due to DocuColor iGen3 ongoing engineering costs, with the remainder due to price investments and weaker mix as we increased our penetration of the digital light production market. These adverse impacts were only partially offset by improved productivity. Service, outsourcing and rentals margin declined 1.6 percentage points from the fourth quarter 2002 with 1.3 percentage points of the decline due to the absence of the $50 million prior year licensing revenue. Fourth quarter 2003 finance income gross margin of 64.5 percent increased 6.8 percentage points from the 2002 fourth quarter, in line with declining interest costs specific to equipment financing.

Research and development (R&D) expense of $200 million was $18 million less than the fourth quarter 2002, primarily related to the commercial launch of the DocuColor iGen3 and improved R&D productivity, partially offset by higher pension and other employee benefit expenses. We continue to invest in technological development, particularly in color, and believe that our R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,112 million in the 2003 fourth quarter declined by $23 million from the 2002 fourth quarter. Fourth quarter 2003 bad debt expense of $41 million decreased by $33 million from the fourth quarter 2002, due to improved collections performance, receivables aging and write-off trends. Fourth quarter 2002 SAG expense also included internal use software write-offs of $26 million. These items combined with increased productivity, more than offset higher pension and other employee benefit expenses and a $47 million adverse currency impact.

In the fourth quarter 2003, we recorded restructuring and asset impairment charges of $120 million, primarily consisting of new severance actions and pension settlements related to previous employee restructuring actions. The remaining restructuring reserve balance at December 31, 2003 for all restructuring programs was $221 million.

Worldwide employment of 61,100 declined by 1,700 from the 2003 third quarter due to reductions attributable to our restructuring programs and attrition.

Other expenses, net for the three months ended December 31, 2003 and 2002 were as follows:

(in millions)	2003	2002
Non-financing interest expense	$101	$136
Interest income	(26)	(13)
Loss (gain) on sales of businesses and assets	(1)	19
Currency losses, net	19	8
Amortization of intangible assets	9	9
All other, net	14	4

Total	$116	$163

Fourth quarter 2003 non-financing interest expense was $35 million lower than the 2002 fourth quarter primarily due to lower average debt balances. Fourth quarter 2003 non-financing interest expense also included a $6 million benefit from the reversal of interest related to the Berger litigation, which had been accrued in the second and third quarters of 2003.

Fourth quarter 2003 interest income increased by $13 million compared to the fourth quarter 2002, reflecting $13 million of interest income related to Brazilian tax credits that became realizable in the fourth quarter 2003.

The fourth quarter 2002 loss on sales of businesses and assets primarily related to a loss on the sale of our Italian leasing business resulting from sale contingency adjustments.

In the fourth quarter 2003 we recorded income tax expense of $123 million compared with an income tax benefit of $72 million in the fourth quarter 2002. The fourth quarter 2003 income tax expense reflects benefits of $22 million arising from the reversal of valuation allowances on deferred tax assets following a re-evaluation of their future realization due to improved financial performance in certain foreign jurisdictions. The fourth quarter 2002 income tax benefit reflects benefits of $79 million from the favorable resolution of a foreign tax audit and $11 million arising from a foreign tax law change. The effective tax rate for the fourth quarter 2003 and 2002 was 36.7 percent and 122.0 percent, respectively. The effective tax rate for the full year 2003 and 2002 was 30.3 percent and 3.7 percent, respectively.

Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our 2004 annual effective tax rate will approximate 40 percent.

Equity in net income of unconsolidated affiliates primarily consists of our 25 percent share of Fuji Xerox income.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended December 31, 2003 and 2002 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended December 31,

(in millions)	2003	2002
Operating Cash Flows	$971	$599
Investing Cash Flows	114	11
Financing Cash Usage	(974)	(56)
Effect of exchange rate changes	96	52

Increase in cash and cash equivalents	207	606
Cash and cash equivalents at beginning of period	2,270	2,281

Cash and cash equivalents at end of period	$2,477	$2,887

Fourth quarter 2003 cash flows from operating activities were $971 million and reflect pre-tax income of $335 million and the following non-cash items: depreciation and amortization of $182 million, provisions for receivables and inventory of $49 million, and the pension litigation adjustment of ($61) million. In addition, lower inventories resulting from improved inventory turnover and solid year over year equipment sales growth in the seasonally strong fourth quarter generated $127 million of operating cash flow. Increases in accounts payable and accrued compensation of $221 million and cash proceeds from the early termination of certain interest rate swaps of $136 million also contributed positively to our operating cash flow. The 2003 fourth quarter operating cash flow is $372 million higher than the 2002 fourth quarter, primarily due to improvements in receivables and inventory of $273 million and lower restructuring payments of $70 million. The fourth quarter 2002 included the impact of terminating our $230 million U.S. accounts receivable securitization.

Cash flows from investing activities for the three months ended December 31, 2003 primarily consisted of $205 million released from restricted cash related to former reinsurance obligations associated with our discontinued operations, partially offset by capital expenditures and internal use software spending. The 2002 fourth quarter included $74 million released from restricted cash related to funds that supported our interest rate swap portfolio, partially offset by capital and internal use software spending.

Cash flows from financing activities for the three months ended December 31, 2003 primarily consisted of scheduled payments on term and other debt of $1.2 billion, net proceeds on secured borrowings with GE and other vendor financing partners of $237 million and dividends on our preferred stock of $25 million. Financing activities for the fourth quarter 2002 primarily consisted of net proceeds from secured borrowing activity of $618 million offset by $606 million of net payments of other maturing debt and $67 million of dividends on our preferred stock.

Financing Activity

During the fourth quarter 2003 we originated loans, secured by finance receivables, generating cash proceeds of $841 million and repaid loans, secured by finance receivables, of $604 million. The proportion of total finance receivables that are secured is 59 percent, an increase of 5 percent over the third quarter 2003. The increase resulted, in part, from additional vendor financing transactions in the U.S. and several European countries. As of December 31, 2003, debt secured by finance receivables represented approximately 39 percent of total debt.

The following table compares finance receivables to financing related debt as of December 31, 2003:

(in millions)	Finance Receivables	Debt (2)
Finance Receivables Encumbered by Loans(1) :
GE Loans - U.S. and Canada	$3,467	$3,038
Merrill Lynch Loan - France	567	456
GE Loans - Germany	114	84
GE Loans - U.K.	719	570
Other Europe	335	277

Total - Finance Receivable Securitizations	$5,202	$4,425

Unencumbered Finance Receivables	$3,611

Total Finance Receivables(3)	$8,813

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Represents the debt secured by finance receivables, including transactions utilizing special purpose/variable interest entities
(3)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of December 31, 2003.

Debt

Our debt maturities for 2004 and 2005 by quarter, and 2006, 2007, 2008 by year and thereafter are as follows:

(in millions)	2004	2005	2006	2007	2008	Thereafter
First Quarter	$1,081	$476
Second Quarter	1,087	1,240
Third Quarter	686	223
Fourth Quarter	1,382	190

Full Year	$4,236	$2,129	$486	$775	$782	$2,758

Debt secured by finance receivables (subset of above)
	$2,028	$1,064	$461	$468	$404	$—

Recent Events

Berger v. RIGP

In the first quarter 2003, we recorded a $300 million litigation provision relating to the Berger v. RIGP litigation. In November 2003 RIGP reached an agreement in principle to settle the litigation and in January 2004 received preliminary court approval to proceed with settlement of this pension-related litigation for $239 million. As a result, and based on the best available information related to final expected settlement contingencies, we reversed $61 million of the previously recorded provision in the fourth quarter 2003. The final settlement could result in adjustments to this amount, however, at this time we do not expect any material changes.

Adoption of New Accounting Standards

As of July 1, 2003, we adopted both Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”) and FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In December 2003, the FASB published a revision to FIN 46, in part, to clarify certain of its provisions. As a result of this revision to FIN 46, we are now required to deconsolidate all three of our subsidiary trusts (Capital Trust I, Capital Trust II and Capital LLC), two of which issued the securities previously reclassified in accordance with the adoption of SFAS 150.

The revision to FIN 46 addressed ownership provisions related to consolidation. This guidance resulted in the holders of the preferred securities being considered the primary beneficiaries of these trusts. As such, we are no longer permitted to consolidate these entities. We have therefore deconsolidated the three trusts and reflected our obligations to them within the balance sheet liability caption “Liability to subsidiary trusts issuing preferred securities.” In addition to deconsolidating these subsidiary trusts, the interest on these loans, which was previously reported net of tax as a component of “Minorities’ interests in earnings of subsidiaries” in our Condensed Consolidated Statements of Income, are now accounted for as interest expense within “Other expenses, net”, with the tax effects presented within “Income taxes (benefits)”. Accordingly, $36 million in interest expense on loans payable to the subsidiary trusts is included in non-financing interest expense for the fourth quarters of 2003 and 2002. The adoption of this interpretation had no impact on net income or earnings per share.

S-3 Shelf Registration

On December 30, 2003 we filed a $2.5 billion universal shelf registration statement with the SEC as part of our strategy to maintain financial flexibility. The shelf registration statement covers a variety of securities including debt and equity securities, all as described in the shelf registration statement. This shelf registration statement has not yet been declared effective by the SEC.

Pensions

During 2003 the value of the assets held by our pension plans increased significantly reflecting improved market performance and significant pension plan contributions. These impacts more than offset the adverse impact of lower discount rates worldwide, which have the effect of increasing our pension obligations. As a result of the increased value of our pension plan assets and the net reduction in the under-funded status of our pension obligations, we recorded a fourth quarter non-cash and non-income statement credit of $134 million directly to shareholders’ equity to reduce the minimum pension liability recorded in the prior year.

We have reduced the discount rate for our worldwide pension plans by 25 to 50 basis points for the valuation of the December 31, 2003 obligations and for the determination of 2004 expense. Due to the impact of these new assumptions and net of the positive effects of the accelerated funding during 2003, pension expense in 2004 is expected to increase by approximately $65 million versus 2003. However, we do not anticipate any required cash contributions for our significant worldwide pension plans during 2004 as a result of the improved market performance and the accelerated funding during 2003.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our Third Quarter 2003 Form 10-Q filed with the SEC. We do not intend to update these forward-looking statements.

APPENDIX I

Xerox Corporation

Net Income per Common Share

	Three Months Ended December 31,		Year Ended December 31,

($ millions, except per share data; shares in thousands)	2003	2002	2003	2002
I. BASIC EARNINGS PER COMMON SHARE:

Income before cumulative effect of accounting principle	$222	$19	$360	$154
Accrued dividends on:
Series C Mandatory Convertible Preferred Stock	(15)	—	(30)	—
ESOP Preferred Stock, net	(10)	(10)	(41)	(73)

Adjusted income before cumulative effect of accounting change	197	9	289	81
Cumulative effect of accounting change	—	—	—	(63)

Net income available to common shareholders	$197	$9	$289	$18

Weighted Average Common Shares Outstanding	794,278	737,298	769,032	731,280

Basic Earnings per share:
Before cumulative effect of accounting principle	$0.25	$0.01	$0.38	$0.11
Cumulative effect of accounting principle	—	—	—	(0.09)

Basic Earnings per Share	$0.25	$0.01	$0.38	$0.02

II. DILUTED EARNINGS PER COMMON SHARE:
Income before cumulative effect of accounting principle	$222	$19	$360	$154
ESOP expense adjustment, net	(4)	(10)	(35)	(73)
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	—	(30)	—
Interest on convertible securities, net	14	—	—	—

Adjusted income before cumulative effect of accounting principle	232	9	295	81
Cumulative effect of accounting principle	—	—	—	(63)

Adjusted net income available to common shareholders	$232	$9	$295	$18

Weighted Average Common Shares Outstanding	794,278	737,298	769,032	731,280
Common shares issuable with respect to:
Stock options	11,131	4,495	8,273	5,401
Convertible securities	115,417	—	—	—
Series C Mandatory Convertible Preferred Stock	80,420	—	—	—
ESOP Preferred Stock	44,061	77,867	51,082	70,463

Adjusted Weighted Average Shares Outstanding	1,045,307	819,660	828,387	807,144

Diluted Earnings per share:
Before cumulative effect of accounting principle	$0.22	$0.01	$0.36	$0.10
Cumulative effect of accounting principle	—	—	—	(0.08)

Diluted Earnings per Share	$0.22	$0.01	$0.36	$0.02